EXHIBIT 99.1

IMMEDIATE RELEASE

NEWS

November 11, 2008	NASDAQ-EVOL

EVOLVING SYSTEMS REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS

Year over year net income increases

•	4% to $593,000 in third quarter
•	258% to $1.1 million year-to-date

Adjusted EBITDA of $1.6 million in third quarter, $4.5 million year-to-date

Four new carrier customers signed in Q3

License and services orders up 12% in Q3 and 14% year-to-date

$3.6 million in operating cash flow year-to-date

ENGLEWOOD, Colorado – Evolving Systems, Inc. (NASDAQ-EVOL), a leading provider of software solutions and services to the wireless, wireline and IP carrier markets, today reported increased year-over-year net income and new orders for both its third quarter and nine-month periods ended September 30, 2008.

“With order growth of 12% in the third quarter and 14% year-to-date, we continue to experience strong demand for our solutions despite a challenging economic environment,” said Thad Dupper, president and CEO.  “In the third quarter alone we added four new carrier customers in emerging markets, including three in Africa and one in Croatia, and our sales funnel in traditional markets also remains solid.  Although third quarter revenue declined by 3% year-over-year due to delayed implementation of certain customer projects and foreign exchange losses, our year-to-date revenue was up 3% and our year-to-date license and services backlog increased by 36%, positioning us for a solid finish to the year.

“Our strong profitability and cash flow, combined with an aggressive debt-reduction program throughout 2008, have put us in a good position to meet our debt obligations, weather the economic downturn and continue to make R&D investments in growth initiatives such as our high margin Dynamic SIM Allocation™ (DSA) solution,” Dupper added.  “DSA is a cutting edge solution that offers carriers a new way to activate phones that avoids the cost and inefficiency of pre-provisioning while providing a better user experience.  We expect DSA to be a growing contributor to revenue and profitability.”

Third Quarter Results

Third quarter net income increased to $593,000, or $0.03 per basic and diluted share, from $569,000, or $0.03 per basic and diluted share, in the third quarter last year.  The increase reflected a stable expense base as well as lower interest expense due to debt reduction efforts.  Earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions (“Adjusted EBITDA”) for the third quarter were $1.6 million versus $1.8 million in the same quarter last year.

The Company reported $9.0 million in revenue in the third quarter, a 3% reduction from revenue of $9.3 million in the same quarter last year.  The decrease reflected customer delays in rollout of several projects combined with the effects of foreign exchange transactions.  License fees and services revenue in the third quarter was $4.5 million versus $4.7 million a year ago while customer support revenue was $4.5 million as compared with $4.6 million in the same quarter last year.  Revenue mix in the third quarter included $5.5 million in Service Activation, $2.8 million in Numbering Solutions and $0.7 million in Mediation.

Total costs of revenue and operating expenses for the comparative third quarters remained flat at $8.2 million, reflecting management’s consistent focus on maintaining a lean operation.  Product development expense increased 19% to $0.8 million from $0.7 million in the third quarter as the Company continued to invest in product enhancements.  That increase was partially offset by a 5% decline in general and administrative expense – to $1.3 million from $1.4 million – due primarily to lower professional fees.  Sales and marketing expense remained flat year over year.

Income from operations in the third quarter was $0.8 million versus $1.1 million in the same quarter last year.  It was the Company’s ninth consecutive quarter of positive operating income.

Nine-Month Results

The Company reported net income of $1.1 million, or $0.06 per basic and diluted share, through the first nine months of 2008, which represented a 258% increase over net income of $314,000, or $0.02 per basic and diluted share, in the same period last year.  Year-to-date net income is nearly double that achieved for all of 2007.  Adjusted EBITDA through nine months increased 3% to $4.5 million from $4.4 million in the same period last year.

Revenue through the first nine months of 2008 grew 3% to $27.8 million from $26.9 million a year ago.  License fees and services revenue increased 10% to $14.7 million from $13.4 million, more than offsetting a 3% decline in customer support revenue – to $13.1 million from $13.5 million a year ago.  Revenue mix included $15.5 million in Activation, $9.2 million in Numbering Solutions and $3.1 million in Mediation.

Total costs of revenue and operating expenses through nine months increased 3% to $25.7 million in 2008 from $25.0 million in the same period last year, a reflection of selective investments in growth initiatives partially offset by lower general and administrative costs.  Specifically, year-to-date product development costs increased 79% to $2.8 million from $1.6 million as the Company invested in various product enhancements, most prominently its DSA solution.  Sales and marketing costs increased 3% to $6.4 million from $6.2 million, reflecting continued investments in opening new geographic markets.  General and administrative expense declined by 13% to $3.9 million from $4.5 million based on lower professional fees, personnel and facility costs.

Operating income through the first nine months of 2008 was $2.1 million compared with $1.9 million in the same period a year ago.

Bookings and Backlog Highlights

The Company booked $5.8 million in new orders in the third quarter, including $4.3 million in license fees and services, up 12% from $3.8 million in the third quarter last year.  Customer support orders totaled $1.5 million in the third quarter.  Bookings by product category in the third quarter included $4.5 million in Activation, $0.9 million in Numbering Solutions, and $0.4 million in Mediation.

New orders totaled $22.4 million through nine months, down from $25.4 million in the same period last year.  The lower 2008 order number was the result of an industry consolidation event that caused a large carrier customer to accelerate its annual support order into the fourth quarter of 2007.  Bookings of new license and service orders increased 14% to $15.1 million through nine months from $13.2 million in the same period a year ago, representing the strongest nine-month booking period in three years.  Customer support bookings through nine months totaled $7.4 million in 2008.  The Company defines bookings as new, non-cancelable orders expected to be recognized as revenue during the following 12 months.

Backlog at September 30, 2008, was $13.7 million, up 9% from $12.5 million at the same time a year ago.  The license and services backlog grew 36% over the same period, to $6.4 million from $4.7 million.

Balance Sheet Highlights

The Company has strengthened its balance sheet considerably in the first nine months of 2008, reducing its long-term debt obligations and preferred stock balance by a total of $9.7 million.  The year-to-date improvements include a $4.1 million reduction in senior, subordinated and capital lease debt obligations and the conversion of the remaining $5.6 million preferred stock balance to common stock.  In addition, during the first quarter of 2008 the Company closed a $10.0 million debt refinancing that lowered the average cash interest rate and improved financial flexibility with more favorable covenants.  Year-over-year interest expense savings in the third quarter and nine-month period of 2008 totaled 34% and 33%, respectively.  The Company generated $3.6 million in cash from operations in the first nine months of 2008, down from $4.4 million a year ago primarily as the result of the early-accrued interest payment on subordinated debt during the first quarter of $0.8 million.  The cash and cash equivalents balance at September 30, 2008, was $5.6 million.

Conference Call

The Company will conduct a conference call and Web cast today at 2:45 p.m. Mountain Time.  The call-in numbers for the conference call are 1-877-419-6590 for domestic toll free and 719-325-4902 for international callers.  The conference ID is 4788905.  A telephone replay will be available through November 18, 2008, and can be accessed by calling 1-888-203-1112 or 1-719-457-0820, passcode 4788905.  To access a live Webcast of the call, please visit Evolving Systems’ website at www.evolving.com.  A replay of the Webcast will be accessible at that website through November 18, 2008.

About Evolving Systems

Evolving Systems, Inc. (NASDAQ-EVOL) is a provider of software and services to more than 70 network operators in over 40 countries worldwide.  Its portfolio includes market-leading products for Service Activation, Service Verification, Process Management, Dynamic SIM Allocation, Number Portability, Number Inventory and Mediation solutions.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United Kingdom, Germany, India and Malaysia.  Further information is available on the web at www.evolving.com.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the Company’s growth and future profitability, future business, revenue and expense projections, the Company’s continued ability to post quarterly results that are similar to those described in this press release and the impact of new products and accounts on the Company’s business are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 13, 2008, as well as subsequently filed Forms 10-Q, 8-K and press releases.

Investor Relations	Press Relations

Jay Pfeiffer	Sarah Hurp
Pfeiffer High Investor Relations, Inc.	Marketing Communications
303.393.7044	Manager
jay@pfeifferhigh.com	Evolving Systems
+44 1225 478060
sarah.hurp@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenue:
License fees and services	$4,539	$4,692	$14,713	$13,425
Customer support	4,490	4,619	13,088	13,468
Total revenue	9,029	9,311	27,801	26,893
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,977	2,097	6,103	5,962
Costs of customer support, excluding depreciation and amortization	1,581	1,532	4,706	4,741
Sales and marketing	2,004	2,003	6,385	6,228
General and administrative	1,281	1,350	3,942	4,549
Product development	792	665	2,810	1,572
Depreciation	189	189	671	729
Amortization	371	396	1,130	1,176
Restructuring and other	—	—	—	(1)
Total costs of revenue and operating expenses	8,195	8,232	25,747	24,956
Income from operations	834	1,079	2,054	1,937
Interest and other expense, net	(119)	(165)	(769)	(1,054)
Income before income taxes	715	914	1,285	883
Income tax expense	122	345	161	569
Net income	$593	$569	$1,124	$314
Basic income per common share	$0.03	$0.03	$0.06	$0.02
Diluted income per common share	$0.03	$0.03	$0.06	$0.02
Weighted average basic shares outstanding	19,386	19,201	19,374	19,178
Weighted average diluted shares outstanding	19,746	19,550	19,809	19,546

Reconciliation of Net Income to Adjusted EBITDA

(In thousands)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Net income	$593	$569	$1,124	$314
Depreciation	189	189	671	729
Amortization	371	396	1,130	1,176
Stock-based compensation expense	189	162	645	543
Interest expense and other, net	119	165	769	1,054
Income tax expense	122	345	161	569
Adjusted EBITDA	$1,583	$1,826	$4,500	$4,385

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP).  In addition, the Company is providing in this news release non-GAAP information in the form of adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transaction.)  Management believes adjusted EBITDA is useful to investors and lenders in evaluating the overall financial health of the Company in that it allows for greater transparency of additional financial data routinely used by management to evaluate performance.  Adjusted EBITDA relates to a covenant contained in the Company’s loan agreements and therefore can be useful for lenders as an indicator of earnings available to service debt.  Readers of this adjusted EBITDA information are reminded that adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income (loss) from operations, an indicator of cash flow from operations or a measure of liquidity.  Not all companies calculate adjusted EBITDA identically, so this presentation may not be comparable to similar presentations of other companies.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$5,629	$7,271
Contract receivables, net	4,438	10,959
Unbilled work-in-progress	1,871	922
Prepaid and other current assets	1,640	1,335
Total current assets	13,578	20,487
Property and equipment, net	1,364	1,677
Amortizable intangible assets, net	3,232	4,687
Goodwill	24,586	26,417
Long-term restricted cash	100	100
Other long-term assets	252	359
Total assets	$43,112	$53,727
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$2,020	$2,520
Accounts payable and accrued liabilities	4,730	5,937
Unearned revenue	6,271	10,635
Total current liabilities	13,021	19,092
Long-term liabilities:
Long-term debt and other obligations	6,666	10,242
Deferred foreign income taxes	630	878
Total liabilities	20,317	30,212
Preferred stock	—	5,587
Stockholders’ equity:
Common stock	19	18
Additional paid-in capital	81,604	75,317
Accumulated other comprehensive income (loss)	(401)	2,144
Accumulated deficit	(58,427)	(59,551)
Total stockholders’ equity	22,795	17,928
Total liabilities and stockholders’ equity	$43,112	$53,727